Exhibit 99.2

Transcript of Prepared Remarks by Brian Niccol, chairman and chief executive officer

I think, as you know, last month I made a commitment that we would get “Back to Starbucks.”

That means focusing on what has always set Starbucks apart — a welcoming coffeehouse where people gather, and where we serve the finest coffee, handcrafted by our skilled baristas. It’s our enduring identity. And it’s why millions of customers around the world visit Starbucks every single day.

People love Starbucks, but I’ve heard from some customers that we've drifted from our core, that we’ve made it harder to be a customer than it should be, and that we’ve stopped communicating with them. As a result, some are visiting less often, and I think today’s results tell that same story.

To welcome all our customers back and return to growth, we need to fundamentally change our recent strategy.

“Back to Starbucks” is that fundamental change.

I believe that our problems are very fixable and that we have significant strengths to build on. I’ve spent my career understanding, stewarding and building brands, and it’s clear the Starbucks brand is strong and enduring. When we stay true to our core identity and focus on delivering a great partner and customer experience, our customers come — and importantly, they come back.

Since taking this role, I’ve been digging in to understand our business. I’ve spent most of my time in stores talking with our partners and customers. I’ve also met with support center teams. I already have some learnings, and we’re applying those learnings to stabilize the business in the near-term and to shape our go-forward strategy. We have a clear plan, and we are already taking quick action, regardless of any challenges in the consumer environment. We know we must operate at our best every time we serve our customers.

I look forward to sharing more and taking questions on next week’s earnings call. But, today, I want to share some of what I’ve seen and where we need to focus:

At Starbucks, coffee comes first.

No one matches our expertise. Our deep engagement with coffee farmers, our skilled roasters, the premium equipment we use in our coffeehouses, and the skill of our baristas are all unmatched. We offer something for everyone: fresh brewed coffee from our Clover Vertica, high-quality espresso for everything from Americanos to Flat Whites, innovations in cold coffee with our reformulated iced coffee, and the popular Iced Shaken Espresso platform. Through product development, marketing, and in-store experience, we need to remind everyone that we are, and always have been, Starbucks Coffee Company.

From the very beginning, Starbucks has always been about our green apron partners.

Everything we do starts and ends with them. We must ensure our baristas have the time and tools they need to provide exceptional customer service, and that they are supported by strong leaders and managers across every store. Every person at Starbucks must work harder to support our retail teams, moving faster to respond to their feedback and get them what they need. Our green apron partners want to provide exceptional service to our customers. And as leaders, we need to remove those things that might stop them from doing that.

We’ll also build on our legacy by making Starbucks the best job in retail, offering our baristas meaningful career growth and industry-leading benefits, like the opportunity for U.S. partners to earn a free four-year college degree.

We need to offer a great experience to our customers every single time, especially during the morning peak.

We are reorienting all our work to ensure we deliver a high-quality handcrafted beverage, prepared quickly and with care, and handed directly to the customer by our barista. This is the moment of truth. This commitment will drive every decision we make. To succeed, we need to address staffing in our stores, remove bottlenecks, and simplify things for our baristas. We need to refine mobile order and pay so it doesn’t overwhelm the café experience. We know how to make these improvements, and when we do, we know customers will visit more often.

We must reestablish ourselves as the community coffeehouse.

Starbucks has always been a place where people come together. We are revisiting our stores to make sure we’re offering the amenities you’d expect in a community coffeehouse. Even if customers don’t want to stay in the café each time they visit, we know they expect our stores to look and feel like the community coffeehouse they remember.

We have to reintroduce Starbucks to the world.

We’re fundamentally changing our marketing. We’ve been focusing on Starbucks Rewards customers rather than talking to all our customers. And we’re changing that quickly, as you likely have already seen. We’re prioritizing our brand, highlighting the handcrafted products customers expect, and showcasing the coffee innovation that sets Starbucks apart. We will simplify our overly complex menu, fix our pricing architecture, and ensure that every customer feels Starbucks is worth it every single time they visit.

As we do all this, we’re committed to innovating with discipline and prioritizing investments that will improve the experience for both our partners and customers.

As I said last month, my near-term focus is the U.S. It’s our biggest business and we need to return it to growth. But we also have significant opportunities around the world. Our team is focused on how we return Starbucks China to growth and getting all our international businesses performing again.

Throughout my career, I’ve learned and applied some powerful lessons. If you stay true to your core identity, take care of customers and your team, simplify the business, deliver consistently high-quality products and experiences, and tell your story effectively, you will be successful.

So we have a lot of work ahead of us, but I am confident we can get all these things right at Starbucks. I’m convinced that if we get back to Starbucks — with a focus on coffee and customers combined with a welcoming coffeehouse experience created by our green apron partners — we will remind people of why they love Starbucks. They will visit more often, and we will return this company to strong growth.

Getting “Back to Starbucks” is our plan, and we’ll share our progress as we go.

Thank you for listening and I look forward to sharing the progress with you in the future.